Exhibit 99.1

SAVVIS Announces Audit Committee Investigation

CEO Placed on Unpaid Leave of Absence; Jack M. Finlayson Named Acting CEO

ST. LOUIS, MO—October 24, 2005—SAVVIS, Inc. (NASDAQ:SVVS), a leading global IT utility services provider, today announced that its Audit Committee is conducting a full investigation into matters relating to a lawsuit brought by American Express Travel Related Services, Inc. against SAVVIS and its Chief Executive Officer, Robert A. McCormick, for nonpayment of charges on a corporate credit card issued to Mr. McCormick.

The company also reiterated that Mr. McCormick did not submit the charges in question to SAVVIS for reimbursement and that SAVVIS has not made any payment to American Express related to the charges.

Pending completion of the investigation, Mr. McCormick has been placed on an unpaid leave of absence effective October 24, 2005. Jack M. Finlayson, the company’s President & Chief Operating Officer, has been appointed as Acting Chief Executive Officer.

To assist in its investigation and to expedite a comprehensive review, the Audit Committee has engaged Sullivan & Cromwell LLP as independent counsel. Upon completion of its investigation, the Audit Committee will recommend appropriate action to the Board of Directors. SAVVIS officials do not intend to comment further on this matter pending completion of the investigation.

“SAVVIS continues to lead the industry in delivering innovative IT solutions to businesses,” said Finlayson. “Our Board of Directors takes the concerns of stockholders very seriously. I am confident that the Audit Committee will conduct a fair, prompt and thorough investigation that protects the interests of SAVVIS, its investors, customers, and employees.”

Mr. Finlayson added, “We will not allow these internal matters to affect our ability to deliver superior services for our customers and continued improvements in financial performance for our shareholders.”

About SAVVIS

SAVVIS Communications (NASDAQ: SVVS) is a global IT utility services provider. With an IT services platform that extends to 47 countries, SAVVIS leads the industry in delivering secure, reliable, and scalable hosting, network, and application services. These solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT systems. SAVVIS’ strategic approach combines the use of virtualisation technology, a utility services model, and automated software management and provisioning systems. For more information about SAVVIS, visit: http://www.savvis.net.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from SAVVIS’ expectations.

Certain factors that could affect actual results are set forth as risk factors in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K and all subsequent filings. SAVVIS assumes no obligation to update or supplement forward-looking statements.

CONTACTS:

Investors:

Elizabeth Corse

(703) 667-6984

elizabeth.corse@savvis.net

Media:

Carter Cromley

(703) 667-6110

carter.cromley@savvis.net